UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2016

Ryerson Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34735

(Commission File Number)

26-1251524

(IRS Employer Identification No.)

227 West Monroe, 27th Floor, Chicago, IL 60606

(312) 292-5000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Notes Offering and Tender Offer

On May 10, 2016, Ryerson Holding Corporation (the “Company”) issued a press release relating to a proposed offering (the “Notes Offering”) by Joseph T. Ryerson & Son, Inc., the Company’s wholly owned subsidiary (“JT Ryerson”), of Senior Secured Notes due 2022 (the “2022 Notes”) generating aggregate gross proceeds of approximately $650.0 million in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by Rule 135c under the Securities Act, the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

The 2022 Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Concurrent with the Notes Offering, the Company announced that JT Ryerson is commencing a cash tender offer and consent solicitation for any and all of its outstanding 9% Senior Secured Notes due 2017. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on June 7, 2016, unless extended or earlier terminated. Notes that are validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time on May 23, 2016, unless extended or earlier terminated, and accepted for purchase, will receive additional consideration. JT Ryerson’s obligations to accept for purchase, and to pay for, notes validly tendered pursuant to the tender offer is subject to the consummation of the Notes Offering and certain other customary conditions. The press release announcing the tender offer is being filed as Exhibit 99.2 to this Current Report on Form 8-K.

Neither the press release nor this Current Report on Form 8-K constitutes an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

99.1	Press Release, dated May 10, 2016

99.2	Press Release, dated May 10, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2016

RYERSON HOLDING CORPORATION

By:	/s/ Hans Weinburger
Name:	Hans Weinburger
Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated May 10, 2016

99.2	Press Release, dated May 10, 2016